Exhibit 5.1

     FRAME AGREEMENT FOR (1) ESTABLISHMENT OF RELATIONSHIP AND PROCEDURE FOR AGREEING SALE CONTRACTS; AND (2) GRANT OF EXCLUSIVE RIGHTS TO DISTRIBUTE PETROLEUM PRODUCTS AND/OR PETROCHEMICALS IN THE UNITED STATES AND EUROPE

                                                                    May 28, 2004

This FRAME AGREEMENT dated May 28, 2004 is entered into BETWEEN:

FUELNATION INC, a Florida corporation with its registered office at 4121 SW 47th Avenue, Suite 1301, Davie, Florida 33314, represented by the General Director Mr. Chris Salmonson, authorized representatives Mr. Bernd R. Browka and Ms Natalja Usova, (hereinafter referred to as the "FUELNATION"),

CJSC YUGRA-HOLDING, RUSSIA, WITH ITS REGISTERED OFFICE AT 10/4 STARAYA SQ., MOSNOW, 103070 RUSSIAN FEDERATION, REPRESENTED BY THE GENERAL DIRECTOR MR. VALERY A. CHURILOV AND AUTHORIZED REPRESENTATIVE MR. VAKHTANG D. PERTENAVA, HEREINAFTER REFERRED TO AS THE "YUGRA".

Each of FUELNATION and YUGRA may be hereinafter referred to individually as a "PARTY" or collectively referred to as the "PARTIES".

RECITALS:

WHEREAS: YUGRA is engaged in Russia in the business of the exploration, extraction, refinement and distribution of petroleum products and petrochemicals;

AND WHEREAS: FUELNATION is in the business of supplying petroleum products and petrochemicals in the U.S.

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AND WHEREAS: The Parties wish to establish a relationship providing for the subsequent entering into of stand-alone agreements for the sale by YUGRA and the purchase by FUELNATION during the term of this Frame Agreement of petroleum products and/or petrochemicals (each such subsequent stand-alone contract concerning the sale and purchase and delivery by YUGRA to FUELNATION of petroleum products and/or petrochemicals a "SALE CONTRACT");

AND WHEREAS: YUGRA wishes to grant to FUELNATION a 5 (five) year exclusive right to distribute in the U.S. those petroleum products or petrochemicals offered for sale by YUGRA in the course of its business.

NOW THEREFORE: In consideration of the mutual covenants and undertakings set out below, the Parties agree as follows:

1.       DEFINITIONS
         "PRODUCTS" means such of the petroleum products or petrochemicals listed in Appendix 9 as are at the date of this Frame Agreement in the range of petroleum products or petrochemicals offered for sale by YUGRA, and such other products as may from time to time be agreed in writing by the Parties. "TERRITORY" means the United States of America and Europe.


2.       DURATION AND TERMINATION

         2.1 This Frame Agreement shall come into force on the date of its signing by the Parties and, subject as provided in clauses 2.2 and 2.3, shall continue in force for a period of 5 (five) years from the date thereof. Thereafter FUELNATION shall have the option (to be exercised by written notice to YUGRA) of renewing the Frame Agreement on the same terms for a further period of 5 (five) years from the date of the expiration of the initial 5 (five) year period.

         2.2 Either Party shall be entitled forthwith to terminate this Frame Agreement by written notice to the other if:

                  2.2.1 That other Party commits any breach of any of the conditions of this Frame Agreement and, in the case of a breach capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied;

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                  2.2.2    An encumbrancer takes possession or a receiver is
                           appointed over any of the property or assets of that other Party;

                  2.2.3 That other Party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

                  2.2.4 That other Party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other Party under this agreement);

                  2.2.5 Anything which, under the law of any jurisdiction, is analagous to any of the acts or events specified in 2.2.2, 2.2.3 or 2.2.4;

                  2.2.6 That any Party ceases, or threatens to cease, to carry on business.

         2.3      The rights to terminate this Frame Agreement given by clause
                  2.2 shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

3.       BUSINESS RELATIONSHIP

         3.1 The Parties agree that any sale and delivery by YUGRA to FUELNATION of any petroleum products and/or petrochemicals shall be effected only upon the Parties entering into a distinct and stand-alone Sale Contract (broadly in accordance with the specimen Sale Contract at Appendix 8 to this Frame Agreement).

         3.2 As the Buyer under any proposed Sale Contract entered into by the Parties, FUELNATION shall agree in each Sale Contract to execute a letter of credit payment guarantee in favour of YUGRA (as the Seller under each Sale Contract) or the authorised finance operator of YUGRA named by YUGRA.

         3.3 The procedure in accordance with which, during the term of this Frame Agreement, the Parties shall enter into any and each proposed Sale Contract (on the basis of the specimen contractual doucments attached to this Frame Agreement) shall be as follows:-

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                  3.3.1    FUELNATION shall prepare and send to YUGRA a
                           completed and signed Notice of Readiness to Execute a Sale Contract (a "NOTICE", a specimen of which is at Appendix 1) for the sale/purchase and delivery of petroleum products or petrochemicals.

                  3.3.2 On receipt by YUGRA of a Notice, YUGRA shall prepare and send to FUELNATION in electronic format an approved draft Sale Contract for agreement by FUELNATION.

                  3.3.3 FUELNATION shall review the draft Sale Contract and, in the event that it wishes to proceed on such terms, shall approve the draft Sale Contract (with or without amendment as necessary) and send it to YUGRA by fax or in electronic format.

                  3.3.4 FUELNATION and YUGRA shall sign and execute an original copy of the Sale Contract. After the Sale Contract has been signed, FUELNATION shall instruct its bank to issue an Interim Report of Readiness to Issue a Letter of Credit (the "INTERIM REPORT OF READINESS") (substantially in the form of the specimen Interim Report of Readiness at Appendix 6 to this Frame Agreement) and shall ensure its issue to YUGRA.

                  3.3.5 YUGRA, upon receipt of the signed Sale Contract with FUELNATION and the Interim Report of Readiness shall prepare, approve by its managing organ and file the Sale Contract for practical and financial use.

                  3.3.6 YUGRA shall provide for the issue by the bank of its financial operator of the Interim Report of Readiness to Issue a "performance bond" guarantee (the "PERFORMANCE BOND NOTICE OF READINESS") a specimen of which is at Appendix 10. FUELNATION shall thereafter instruct its bank to issue the letter of credit.

         3.4 YUGRA shall provide for the issue of its performance bond bank guarantee.

         3.5 After the bank of the financial operator of YUGRA receives confirmation of the opening of the letter of credit, the terms of the Sale Contract shall be put into effect by the Parties.

         3.6 FUELNATION shall pay for the petroleum products or petrochemicals in accordance with the terms agreed under the relevant Sale Contract.

4.       EXCLUSIVE DISTRIBUTION RIGHTS

         4.1 YUGRA hereby appoints FUELNATION as its sole and exclusive distributor for the resale of the Products in the Territory, and FUELNATION agrees to act in that capacity, subject to the terms of this Frame Agreement.

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         4.2      YUGRA shall not:

                  4.2.1 appoint any other person, firm or company in or without the Territory as a distributor or agent for the Products in the Territory; or

                  4.2.2 supply to any other person, firm or company in the Territory any of the Products, whether for use or resale.

         4.3 FUELNATION shall be entitled, but not obliged, to describe itself as YUGRA's "Authorised Distributor" for the Products, but shall not hold itself out as FUELNATION's agent for sales of the Products or as being entitled to bind YUGRA in any way.


         4.4 Each proposed Sale Contract anticipated by this Frame Agreement shall constitute a separate contract, and any default by FUELNATION in relation to any one Sale Contract shall not entitle YUGRA to treat this Frame Agreement as terminated.

         4.5 YUGRA shall, in the negotiation and agreement of any proposed Sale Contract be responsible for:

                  4.5.1    ensuring the accuracy of the Sale Contract; and

                  4.5.2 providing FUELNATION with any information which is necessary in order to enable FUELNATION to fulfil the Sale Contract and to comply with all labelling, marketing and other applicable legal requirements in the Territory.

         4.6 FUELNATION shall be entitled, subject as provided in this Frame Agreement, to promote and market the Products in the Territory in such manner as it may think fit, and in particular shall be entitled to resell the Products to its customers at such prices as it may determine.

5.       BANKS AND BANKING CONTACTS

         5.1 The Parties have the right to receive from each other sufficient mutual information as would allow for each party to comply with all current and relevant economic legislation of the U.S.A., Russian Federation and other states in signing this Frame Agreement. Such information shall include:

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                  5.1.1    Complete banking details for mutual payments that
                           upon the bank client's request can be proved by the bank on the basis of a reference on the validity of the bank client's account and his economic activities that are being served by the bank.

                  5.1.2    List of correspondent banks.

                  5.1.3 Establishment of connections between the banks and bank officers.

                  5.1.4 Details of an address at which each Party can obtain public information about a relevant bank.

                  5.2 Each Party shall be solely responsible for its own banking arrangements.

6.       CONFIDENTIALITY

         6.1 Neither of the Parties shall, at any time, whether before or after the expiration or termination of this Frame Agreement without the prior written consent of the other, divulge or suffer or permit its officers, employees, agents or contractors to divulge to any person (other than to any of its or their respective officers or employees who require the same to enable them properly to carry out their duties) any of the contents of this Frame Agreement or any commercially confidential information relating to the negotiation concerning the same or any commercially confidential information which may come to a Party's knowledge in the course of such negotiations or otherwise concerning the operations, contracts, commercial or financial arrangements or affairs of the other Party hereto. 6.2 The restrictions imposed by 6.1 shall not apply to the disclosure of any information:

         6.2.1 which now or hereafter comes into the public domain otherwise than as a result of a breach of an undertaking of confidentiality or which is obtainable with no more than reasonable diligence from sources other than the Parties hereto;

                  6.2.2 which is required by law to be disclosed to any person who is authorised by law to receive the same;

                  6.2.3 which is required to be disclosed by the regulations of any recognised exchange upon which the share capital of the Party making the disclosure is or is proposed to be from time to time listed or dealt in;

                  6.2.4 to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the disclosing Party is a party;

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                  6.2.5    to any consultants, banks, financiers, or advisers to
                           the disclosing Party provided always that the disclosing party has first obtained enforceable undertakings binding the receiving parties to confidentiality in terms no less strict than the obligations imposed under this Frame Agreement.

         6.3 Before any Party hereto discloses any information in any of the circumstances described in Clause 6.2.4 and 6.2.5 (other than to its legal or financial advisers), it shall notify the other Party of its intention to make such disclosure and procure the execution and delivery to that Party of an undertaking executed by the person to whom the disclosure is proposed to be made being in the same terms mutatis mutandis as the undertakings contained in this clause, but excluding
                  6.2.4 and 6.2.5.

         6.4 Subject as provided below, no public announcement or statement regarding the signature, performance or termination of this Frame Agreement shall be issued or made without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed). No Party shall be prohibited from issuing or making any such public announcement or statement if it is required to do so in order to comply with any applicable law or the regulations of any recognised stock exchange upon which the share capital of such Party is from time to time listed or in which it is dealt.

7.       WARRANTIES

         7.1 Subject as provided in this Frame Agreement YUGRA warrants to FUELNATION that it is not aware of any rights of any third party in the Territory which would or might render the sale by FUELNATION of the Products unlawful.

8.       ASSIGNMENT

         8.1 Neither Party shall without the prior written consent of the other Party (such consent not to be unreasonably conditioned, withheld or delayed) assign, transfer, charge or deal in any other manner with this Frame Agreement or any of its rights under it, or purport to do any of the same, nor sub-contract any or all of its obligations under this Frame Agreement.

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9.       WAIVER AND REMEDIES

         9.1 The failure to exercise or delay in exercising a right or remedy provided by this Frame Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. A waiver of a breach of any of the terms of this Frame Agreement or of a default under this Frame Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Frame Agreement. A waiver of a breach of any of the terms of this Frame Agreement or of a default under this Frame Agreement will not prevent a party from subsequently requiring compliance with the waived obligation. The rights and remedies provided by this Frame Agreement are cumulative and (subject as otherwise provided in this Frame Agreement) are not exclusive of any rights or remedies provided by law.

10.      RIGHTS OF THIRD PARTIES

         10.1 No term of this Frame Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

11.      LANGUAGE

         11.1 This Frame Agreement is drawn up both in the English and Russian languages. In the event of any dispute, the English language text shall in any event prevail.

12.      NO PARTNERSHIP/AGENCY

         12.1 Nothing in this Frame Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the Parties, or to authorise any Party to act as agent for the other, and neither party shall have the authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumptions of any obligation or liability and the exercise of any right or power).

13.      COSTS AND EXPENSES

         13.1 Each Party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Frame Agreement and of each document referred to in it.

14.      VARIATION

         14.1 No variation of this Frame Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

15.      SEVERANCE

         15.1 If any provision of this Frame Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Frame Agreement which shall remain in full force and effect.

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16.      ENTIRE AGREEMENT

         16.1 This Framework Agreement contains the entire understanding between the Parties and supersedes any previous understandings, commitments, agreements or representation's whatsoever whether oral or written.

17.      ARBITRATION

         17.1 Any dispute arising out of or in connection with this Frame Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.

         17.2     The number of arbitrators shall be three.

         17.3     The seat, or legal place, of arbitration shall be London.

         17.4 The language to be used in the arbitral proceedings shall be English.

18.      GOVERNING LAW

         18.1 This Frame Agreement shall be governed by and construed in accordance with the laws of England.

19.      INTEGRAL APPENDICES TO THE FRAME AGREEMENT

         19.1     The following comprise the Appendices to this Frame
                  Agreement:-

                  1. FUELNATION Notice of Readiness to Execute a Sale Contract.

                  2. Copy of FUELNATION Certificate of Incorporation.

                  3. Copy of the passport of FUELNATION's head who will sign the
                     Sale Agreement.

                  4. Copy of YUGRA's Certificate of Incorporation.

                  5. Copy of the passport of YUGRA's head who will sign the Sale
                     Agreement.

                  6. Sample of FUELNATION bank's Interim Report on Readiness to
                     Issue a Letter of Credit.

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                  7. Draft specimen stand-by letter of credit.

                  8. Draft Sale Contract.

                  9. Applicable Petroleum Products & Petrochemicals



SIGNED by [Christopher Robert Salmonson]
                                                      -------------------------
for and on behalf of FuelNation Inc


in the presence of authorized representatives

Mr. Bernd R. Mrowka
                                                      -------------------------
and Mrs. Natalja Usova
                                                      -------------------------

SIGNED by [Valery A. Churilov]
                                                      -------------------------
for and on behalf of YUGRA


in the presence of authorized reprensentative

Mr. Vakhtang D. Pertenava
                                                      -------------------------


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